Exhibit 99.1

General Moly, Inc. — NYSE Amex and TSX: GMO

1726 Cole Blvd., Suite 115

Lakewood, CO 80401

Phone: (303) 928-8599

Fax: (303) 928-8598

GENERAL MOLY ANNOUNCES CHANGE TO HANLONG BOARD OF DIRECTORS NOMINEE

LAKEWOOD, COLORADO — September 14, 2011, General Moly, Inc. (the “Company”) (NYSE Amex and TSX: GMO) announced that Nelson Chen, Chief Operating Officer of Hanlong Mining Pty Ltd., will replace Steven Xiao, Managing Director of Hanlong Mining Investment Pty Ltd., as Hanlong (USA) Mining Investment’s designee to the General Moly Board of Directors, pursuant to the Hanlong transaction announced in March 2010.  Mr. Chen will serve on the Technical committee.

Nelson has served as Chief Operating Officer of Hanlong (Australia) Resources Pty Ltd since March 2010.  Mr. Chen has served as a director of Hanlong (Australia) Resources Pty Ltd since June 2010 and has served on the board of Moly Mines Limited as an alternate director to the principal of Hanlong Group since April 2010.  He also represents Hanlong on the Eureka Moly Management Committee of General Moly.  Prior to joining Hanlong, Mr. Chen was an Associate Director at the Sydney, Australia office of PricewaterhouseCoopers (“PwC”).  Mr. Chen has 11 years of audit and M&A transaction advisory experience with PwC.  He was involved in a large number of financial due diligence and acquisition advisory transactions with a focus on leading engagements servicing Chinese clients.  He has extensive experience in many industries including mining, manufacturing, consumer products, financial services, real estate.

Bruce D. Hansen said, “I am pleased to welcome Nelson to our Board as a Director.  Nelson has been one of the key Hanlong personnel with whom we have worked with since announcing the Hanlong transaction in March 2010 and he is extremely knowledgeable of our business and our financing transaction.”

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About General Moly

General Moly is a U.S.-based molybdenum mineral development, exploration and mining company listed on the NYSE Amex (formerly the American Stock Exchange) and the Toronto Stock Exchange under the symbol GMO. Our primary asset, our interest in the Mt. Hope project located in central Nevada, is considered one of the world’s largest and highest grade molybdenum deposits. Combined with our second molybdenum property, the Liberty project that is also located in central Nevada, our goal is to become the largest primary molybdenum producer by the middle of the decade. For more information on the Company, please visit our website at http://www.generalmoly.com.

Contact Information — General Moly:

Investors and Business Development - Seth Foreman	(303) 928-8591	sforeman@generalmoly.com
Media — Zach Spencer	(775) 748-6059	zspencer@generalmoly.com

Website: http://www.generalmoly.com		info@generalmoly.com